EXHIBIT 5.1

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FGI Industries Ltd. 906 Murray Road East Hanover, NJ 07869

9 April 2024

Dear Sirs

FGI Industries Ltd.

We have examined the Registration Statement on Form S-3 to be filed by FGI Industries Ltd., a Cayman Islands exempted company incorporated with limited liability (the "Registrant"), with the United States Securities and Exchange Commission (the "Registration Statement"), relating to:

(a)	the issuance and sale from time to time by the Registrant of the following securities of the Registrant having an aggregate initial offering price of up to $25,000,000:
(i)	ordinary shares, US$0.0001 par value per share ("Ordinary Shares");
(ii)	preferred shares, US$0.0001 par value per share ("Preferred Shares"), in one or more classes or series;
(iii)	one or more series of senior debt securities ("Senior Debt Securities");
(iv)	one or more series of subordinated debt securities ("Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities");
(v)	warrants to purchase Ordinary Shares, Preferred Shares or Debt Securities (collectively, "Warrants");
(vi)	units, consisting of Ordinary Shares, Preferred Shares, Debt Securities, Share Purchase Contracts (as defined below), Warrants or Rights (as defined below) in any combination (the "Units");
(vii)	purchase contracts for the purchase of Ordinary Shares or other securities (the "Share Purchase Contracts"); and
(viii)	rights to purchase Ordinary Shares ("Rights"); and

(b)

the offer by the Selling Shareholder referred to in the Registration Statement, on a resale basis, of an aggregate of up to 6,816,250 ordinary shares, par value US$0.0001 per share of the Registrant (the "Selling Shareholder Shares").

The Ordinary Shares, Preferred Shares, Debt Securities, Warrants, Units, Share Purchase Contracts and Rights are collectively referred to herein as the "Offered Securities". The Offered Securities may be offered separately or together with other Offered Securities, in one or more series, and in amounts, at prices and on terms to be set forth in any prospectus and one or more supplements thereto constituting or to constitute a part of the Registration Statement.

Any Ordinary Shares or Preferred Shares are to be issued in accordance with the Registrant's Amended and Restated Memorandum and Articles of Association (the "Mem & Arts"), as may be amended from time to time.

Any series of Senior Debt Securities is to be issued pursuant to an indenture (the "Senior Indenture") between the Registrant and a trustee to be named by the Registrant substantially in the form filed as Exhibit 4.7 to the Registration Statement, with appropriate insertions, and duly qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

Any series of Subordinated Debt Securities is to be issued pursuant to an indenture (the "Subordinated Indenture") between the Registrant and a trustee to be named by the Registrant substantially in the form filed as Exhibit 4.8 to the Registration Statement, with appropriate insertions, and duly qualified under the Trust Indenture Act.

Any Warrants are to be issued pursuant to a warrant agreement (including, if applicable, a form of certificate evidencing the Warrants) (the "Warrant Agreement"), which will be filed as an exhibit to and incorporated into the Registration Statement.

Any Units are to be issued pursuant to a unit agreement (including, if applicable, a form of certificate evidencing the Units) (the "Unit Agreement"), which will be filed as an exhibit to and incorporated into the Registration Statement.

Any Share Purchase Contracts are to be issued pursuant to a share purchase contract agreement (including, if applicable, a form of certificate evidencing the Share Purchase Contracts) (the "Share Purchase Contract Agreement"), which will be filed as an exhibit to and incorporated into the Registration Statement.

Any Rights are to be issued pursuant to a rights agreement (including, if applicable, a form of certificate evidencing the Rights) (the "Rights Agreement"), which will be filed as an exhibit to and incorporated into the Registration Statement.

The Senior Indenture, any supplements thereto, the Subordinated Indenture, any supplements thereto, each Warrant Agreement, each Unit Agreement, each Purchase Contract Agreement and each Rights Agreement are referred to herein individually as a "Document" and collectively as the "Documents".

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion.

2	ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws and practice of the Cayman Islands which are in force on the date of this opinion.  In giving this opinion we have relied (without further verification) upon the assumptions set out in Schedule 2 to this opinion, which we have not independently verified.

3	QUALIFICATIONS

The opinions expressed below are subject to the qualifications set out in Schedule 3 to this opinion.

4	OPINIONS

Based upon, and subject to, the foregoing assumptions and qualifications, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1	The Selling Shareholder Shares have been duly and validly authorised, and are legally issued as fully paid and non-assessable.
4.2	With respect to the Ordinary Shares and the Preferred Shares: when (a) the Board of Directors of the Registrant (the "Board") has taken all necessary corporate action to approve the issuance thereof, the terms of the offering thereof and related matters; (b) the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board have been satisfied and payment of the consideration specified therein (being not less than their par value) has been made; and (c) the name of the registered owner thereof has been entered in the Register of Members of the Registrant confirming that such shares have been issued credited as fully paid, then the Ordinary Shares and/or the Preferred Shares (as applicable) will have been duly authorised and validly issued, fully paid and non-assessable.
4.3	With respect to the Rights, when the applicable Rights Agreement has been duly authorised, executed and delivered by all necessary corporate action of the Registrant, and when the specific terms of a particular issuance of Rights have been duly authorised in accordance with the terms of the applicable Rights Agreement and authorised by all necessary corporate action of the Registrant, and such Rights have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable Rights Agreement and in the manner contemplated by the applicable prospectus and by such corporate action (assuming the securities issuable upon exercise of such Rights have been duly authorised and reserved for issuance by all necessary corporate action), such Rights will constitute valid and binding obligations of the Registrant, enforceable against the Registrant in accordance with their terms.
4.4	With respect to each issue of Debt Securities pursuant to the relevant Indenture Document and Supplement, when: (a) the Board has taken all necessary corporate action to approve the issuance thereof, the terms of the offering thereof and related matters and the execution, delivery and performance of any Supplement and when the Indenture Documents and any Supplement to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Registrant; and (b) such Debt Securities issued thereunder have been duly authorised, executed and authenticated, and all other preconditions to the issuance of the Debt Securities have been satisfied or duly waived, on behalf of the Registrant in the manner set forth in the relevant Indenture Document and Supplement relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any prospectus, such Debt Securities issued pursuant to the relevant Indenture Document and Supplement will have been duly executed and issued.
4.5	With respect to the Warrants, when the applicable Warrant Agreement to be entered into in connection with the issuance of any Warrants has been duly authorised, executed and delivered by all necessary corporate action of the warrant agent and the Registrant; and when the specific terms of a particular issuance of the Warrants have been duly authorised and established in accordance with the terms of the applicable Warrant Agreement and authorised by all necessary corporate action of the Registrant; and such Warrants have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable Warrant Agreement and in the manner contemplated by the applicable prospectus and by such corporate action (assuming the securities issuable upon exercise of such Warrants have been duly authorised and executed by all necessary corporate action), such Warrants will constitute valid and binding obligations of the Registrant, enforceable against the Registrant in accordance with their terms.
4.6	With respect to the Units, when the applicable Unit Agreement to be entered into in connection with the issuance of any Units has been duly authorised, executed and delivered by all necessary corporate action of the unit agent and the Registrant; and when the specific terms of a particular issuance of Units have been duly authorised and established in accordance with the terms of the applicable Unit Agreement and authorised by all necessary corporate action of the Registrant; and such Units have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable Unit Agreement and in the manner contemplated by the applicable prospectus and by such corporate action (assuming the securities relating to such Units have been duly authorised and executed by all necessary corporate action), such Units will constitute valid and binding obligations of the Registrant, enforceable against the Registrant in accordance with their terms.
4.7	With respect to the Share Purchase Contracts, when the applicable Share Purchase Contract Agreement to be entered into in connection with the issuance of any Share Purchase Contract has been duly authorised, executed and delivered by all necessary corporate action of the share purchase contract agent and the Registrant; and when the specific terms of a particular issuance of Units have been duly authorised and established in accordance with the terms of the applicable Unit Agreement and authorised by all necessary corporate action of the Registrant; and such Units have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable Unit Agreement and in the manner contemplated by the applicable prospectus and by such corporate action (assuming the securities relating to such Units have been duly authorised and executed by all necessary corporate action), such Units will constitute valid and binding obligations of the Registrant, enforceable against the Registrant in accordance with their terms.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters". In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1	the Certificate of Incorporation of the Registrant dated 26 May 2021;
2	the Mem & Arts as adopted by Special Resolution passed on 30 September 2021 and effective immediately prior to the consummation of the Registrant's initial public offering of shares on 27 January 2022;
3	the unanimous written resolutions of the directors of the Registrant dated 8 April 2024 (the "Directors’ Resolutions");
4	the Registration Statement;
5	the Senior Indenture; and
6	the Subordinated Indenture.

SCHEDULE 2

Assumptions

We have relied upon the following assumptions, which we have not independently verified:

1

The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Registrant, the laws of the Cayman Islands).

2

The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Registrant, the laws of the Cayman Islands).

3

The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
5	All signatures, initials and seals are genuine.
6

The Directors' Resolutions were signed by all of the directors in the manner prescribed in the Mem & Arts, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect, and each director considers the transactions contemplated by the Documents to be of commercial benefit to the Registrant and has acted bona fide in the best interests of the Registrant, and for a proper purpose of the Registrant, in relation to the transactions the subject of the Opinion

7

The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Registrant, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

8	No invitation has been or will be made by or on behalf of the Registrant to the public in the Cayman Islands to subscribe for any of the Offered Securities.
9

There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Registrant prohibiting or restricting it from entering into and performing its obligations under the Documents.

10

No amounts paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the performance of the Documents or the consummation of the transactions contemplated thereby (any such amount or property, the "Relevant Property"), represent or will represent proceeds of criminal conduct or criminal property as defined in the Proceeds of Crime Act (Revised) (the "POCA") or terrorist property as defined in the POCA or the Terrorism Act (Revised), as amended (the "Terrorism Act"), each of the Cayman Islands.

11

There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

12

The Registrant will receive money or money’s worth in consideration for the issue of the Ordinary Shares and the Preferred Shares and none of the Ordinary Shares or the Preferred Shares were or will be issued for less than par value.

13

None of the shares, interests, rights or obligations, if any, which are directly or indirectly the subject of the transactions contemplated by the Documents (the "Applicable Interests") is currently or will be subject to or affected by any restrictions notice issued pursuant to the Companies Act (a "Restrictions Notice").

14	The Selling Shareholder Shares were issued in accordance with the resolutions authorizing their issue.
15	Each Rights Agreement, each Warrant Agreement, each Unit Agreement and each Share Purchase Contract Agreement, none of which we have reviewed, will comply in all respects with Cayman Islands law.
16	The Registration Statement and any amendments relating thereto shall have become effective under the Securities Act and will continue to be effective
17	The Registrant will remain duly organized, validly existing and in good standing under the laws of the Cayman Islands.
18	At the time any Offered Securities or Documents are authorized, issued, executed, authenticated, acknowledged, delivered or filed (as the case may be):
(i)

there will not have occurred any change in the law or in the memorandum and articles of association of the Registrant affecting the authorization, issuance, execution, authentication, acknowledgement, delivery, filing, validity or enforceability of such Offered Securities or Documents, and

(ii)	no relevant corporate actions will have been modified or rescinded.
19	None of the particular terms of any Offered Securities or Documents established after the date hereof will violate, or be void or voidable under, any applicable law.
20

Neither the authorization, issuance, execution, authentication, acknowledgement, delivery or filing of any Offered Securities or Documents, nor the compliance by the Registrant with the terms of such Offered Securities or Documents, will result in a violation of or default under any agreement or instrument then binding upon the Registrant or any order of any court or governmental body having jurisdiction over the Registrant then in effect.

21	The Offered Securities will be issued in accordance with, and in compliance with any limitations on issuance contained in, the corporate action related thereto.
22	The Registrant will have received legally sufficient consideration for all Offered Securities.
23	The Senior Indenture and the Subordinated Indenture will have been qualified under the Trust Indenture Act.

24

The terms of the Offered Securities will be established in conformity with the applicable Documents and the Offered Securities will be issued within the limits of the then remaining authorized but unreserved and unissued amounts of such Offered Securities under the Documents and the Mem & Arts.

25

Any Offered Securities issuable upon conversion, exchange, or exercise of, or upon purchase pursuant to, any other Offered Securities will have been duly authorized and reserved for issuance (in each case, within the limits of the then remaining authorized but unreserved and unissued amounts of such Offered Securities), and any issuance of such Offered Securities will be effected in accordance with the terms and conditions set forth in such other Offered Securities and the Documents related thereto.

26

Future issuances of Sales Agreement Shares will be made in accordance with the parameters established by the Board or a Pricing Committee of the Board, as such parameters may be established from time to time.

SCHEDULE 3

Qualifications

The opinions expressed above are subject to the following qualifications:

1	The term "enforceable" as used in this opinion means that the obligations assumed by the Registrant under the Documents are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:
(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;
(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;
(c)	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;
(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;
(e)	the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Registrant becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Registrant determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;
(f)	obligations to make payments that may be regarded as penalties will not be enforceable;
(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;
(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;
(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;
(j)	any provision in a Document which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to such

Document (a "third party") is unenforceable against that third party. Any provision in a Document which is governed by Cayman Islands law purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act, 2014 of the Cayman Islands);
(k)	we reserve our opinion as to the enforceability of the relevant provisions of the Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;
(l)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Documents whereby the Registrant covenants not to exercise powers specifically given to its shareholders by the Companies Act including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Registrant; and
(m)	enforcement may be prohibited if any Applicable Interest is or in the future becomes either subject to, or otherwise affected by, a Restrictions Notice.
2

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinions given in paragraphs 4.1 and 4.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Registrant, but if such an application were made in respect of the Selling Shareholder Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

3

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Registrant in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

4

In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Registrant’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).